Exhibit 10.2
Amendment to the ARIAD Pharmaceuticals, Inc.
Executive Compensation Plan

WHEREAS, ARIAD Pharmaceuticals, Inc. (the “Employer”) maintains the ARIAD Pharmaceuticals, Inc. Executive Compensation Plan, effective as of September 16, 1997 and amended effective as of September 3, 2004 (the “Plan”) for the benefit of a select group of its management or highly compensated employees; and

WHEREAS, under Section 5.1 of the Plan, the Employer, by action of the Board of Directors on September 27, 2005, is authorized to amend the Plan, and the Employer has determined that amendment of the Plan now is necessary and desirable;

NOW, THEREFORE, that pursuant to the power reserved to the Employer under Section 5.1 of the Plan, and by virtue of the authority delegated to the undersigned officer by resolution of the Board of Directors, the Plan as previously amended, is hereby further amended, effective January 1, 2005 except as otherwise indicated to the contrary, in the following manner:

1.	By adding the following Section 1.3 to the Plan:

“Section 409A Grandfathered Status. Compensation deferred (within the meaning of Section 409A of the Code) on or before December 31, 2004 is eligible for exemption from Section 409A of the Code by reason of the statutory grandfather clause set forth in section 885(d) of the American Jobs Creation Act of 2004, Pub. L. No. 108-357, 118 Stat. 1418 (2004). The Employer believes that all Bonus Options that were granted and vested prior to January 1, 2005 are eligible for the grandfather clause and intends to preserve the grandfathered status of such options. No “material modifications,” as that term is used for purposes of the Section 409A grandfather clause, shall be made to the Plan after October 3, 2004, unless permitted by Internal Revenue Service Notice 2005-1 or subsequent guidance.”

2.	By adding the following after the last sentence of Section 3.1 of the Plan:

“No person shall become a Participant after December 31, 2004.”

3.	By adding the following after the last sentence of Section 2.4 of the Plan:

“3.10  Unvested Bonus Options. Any Bonus Option that did not vest as of December 31, 2004 (“Unvested Bonus Options”) shall be extinguished and the difference between the fair market value of the option property less the exercise price of each Unvested Bonus Option as of October 1, 2005 shall be transferred to 2005 ARIAD Pharmaceuticals, Inc. Executive Compensation Plan (the “2005 Plan”), effective as of October 1, 2005. Amounts transferred under this Section 3.10 shall be considered a deferral of bonus compensation and shall be payable under the terms and conditions of the 2005 Plan. All “Conditions of Grant” under Section 3.4 and forfeiture provisions under Section 4.7 with respect to any Unvested Bonus Options shall continue to apply under the 2005 Plan.”

IN WITNESS WHEREOF,on behalf of the Employer, the undersigned officer has executed this amendment this 27th day of September 2005.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger

Its:	Chairman and Chief Executive Officer